Exhibit 99.1

Hudson Executive Investment Corp. III Announces Closing of $600 Million Initial Public Offering

NEW YORK, February 26, 2021 – Hudson Executive Investment Corp. III (the “Company”) announced today that it closed its initial public offering of 60,000,000 units at a price of $10.00 per unit, including 7,500,000 units issued pursuant to the exercise by the underwriters of their over-allotment option. The units are listed on The Nasdaq Capital Market (“Nasdaq”) and began trading under the ticker symbol “HIIIU” on February 24, 2021. Each unit consists of one share of Class A common stock and one-fifth of a redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “HIII” and “HIIIW,” respectively.

Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Barclays Capital Inc. acted as joint bookrunning managers of the offering.

About Hudson Executive Investment Corp. III

Hudson Executive Investment Corp. III is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company was co-sponsored by Hudson Executive Capital LP (HEC), a value-oriented, event-driven investment firm with a focus on small and mid-cap companies, Douglas L. Braunstein, its founder and managing partner, and Douglas G. Bergeron, its managing partner. The company intends to focus its search on technology-driven, disruptive companies with desirable growth-oriented characteristics as well as on more mature businesses with attractive cash flow characteristics and long-term, sustainable competitive advantage.

Hudson Executive Investment Corp., the first SPAC managed by Mr. Braunstein and Mr. Bergeron, went public and raised $414 million in June 2020 and in January 2021 announced a combination with digital and virtual behavioral healthcare company Talkspace. Hudson Executive Investment Corp. II, the second SPAC managed by Mr. Braunstein and Mr. Bergeron, went public and raised $250 million in January 2021.

About Douglas L. Braunstein

Prior to founding Hudson Executive Capital, Douglas L. Braunstein was the Chief Financial Officer of JPMorgan Chase from 2010 to 2012 and its Vice Chairman from 2013 to 2015. As a leading investment banker and trusted corporate advisor, Mr. Braunstein has been instrumental in originating, structuring, negotiating and advising on many significant transactions across the Company’s sectors of focus. Prior to his role as CFO of JPMorgan Chase, Mr. Braunstein served in several leadership positions at the bank, including Head of Investment Banking in the Americas, Head of Global M&A and Global Industry Coverage and Head of Healthcare Investment Banking, as well as serving on the Investment Bank Management Committee for over ten years.

About Douglas G. Bergeron

Mr. Bergeron’s expertise in the financial services sector, FinTech in particular, and the technology industry spans over 35 years, including 12 years as the Chief Executive Officer of Verifone Systems, Inc., a provider of technology for electronic payment transactions and value-added services at the point-of-sale. As CEO, he led Verifone from sales of under $300 million in 2002 to over $2 billion and over 5,000 employees worldwide in 2013 and an enterprise value in excess of $4 billion. Prior to leading Verifone, Mr. Bergeron was CEO of SunGard Brokerage Systems Group and President of SunGard Futures Systems, which provided software and services to a variety of trading institutions, banks, futures brokerages, derivatives exchanges and clearing and settlement services providers.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 23, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Exhibit 99.1

The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 800-831-9146; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 866-803-9204, email: prospectuseq_fi@jpmchase.com; and Barclays Capital Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, telephone: (888) 603-5847, email: barclaysprospectus@broadridge.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact

Hatcher Snead IR@hudsonexecutive.com

212-521-8495

Media Contact

Gladstone Place Partners

Felipe Ucros/Max Dutcher

212-230-5930